UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
October 16, 2007
NUANCE COMMUNICATIONS, INC.
  (Exact name of registrant as specified in its charter)

Delaware	000-27038	94-3156479
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)
1 Wayside Road
Burlington, Massachusetts 01803
(Address of Principal Executive Offices)
(Zip Code)
  Registrant’s telephone number, including area code: (781) 565-5000
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement
On October 18, 2007, Nuance Communications, Inc. (“Nuance”) announced it had entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) dated as of October 16, 2007, by and among Nuance, Vineyard Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Nuance (“Sub I”), Vineyard Acquisition LLC, a Delaware limited liability company and a wholly owned subsidiary of Nuance (“Sub II”), Vocada, Inc., a Delaware corporation (“Vocada”), U.S. Bank National Association, as escrow agent (“Escrow Agent”), and John Purtell, serving as the representative of Vocada’s stockholders (“Vocada Stockholder Representative”), pursuant to which Sub I will merge with and into Vocada (the “First Step Merger”), with Vocada as the surviving corporation (the “Interim Surviving Corporation”), and as soon as practicable thereafter the Interim Surviving Corporation will merge with and into Sub II, the separate corporate existence of the Interim Surviving Corporation shall cease, and Sub II shall continue as the surviving entity and as a wholly-owned subsidiary of Nuance (the “Second Step Merger” and, taken together with the First Step Merger, the “Merger”). The aggregate consideration consists of (i) approximately $24,000,000 in shares of Nuance common stock, valued at $21.35 per share (of which approximately $22,800,000 in shares of Nuance common stock will be payable at closing and $1,200,000 in shares of Nuance common stock will be placed into escrow on the closing date to secure indemnity obligations of the Vocada stockholders pursuant to the Merger Agreement), and (ii) a contingent payment of up to an additional $21,000,000, in cash or shares of Nuance common stock at Nuance’s election, in the form of an earnout to be paid, if at all, following the closing based on the acquired business achieving certain performance targets through 2010. The total consideration to be paid in connection with the Merger is subject to reduction based on Vocada’s third party expenses, Vocada’s outstanding indebtedness as of closing, and certain employee bonus obligations of Vocada to be assumed by Nuance at closing. The merger consideration will be paid to Vocada stockholders in accordance with the terms of the Vocada Merger Agreement.
The Merger has been approved by both companies’ boards of directors and Vocada’s stockholders and the closing of the Merger is subject to customary closing conditions, including regulatory approvals. A copy of the Merger Agreement is attached hereto as Exhibit 2.1 and is incorporated herein by reference. The foregoing description of the Merger and the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement.
Item 3.02. Unregistered Sales of Equity Securities.
In accordance with the terms of the Merger Agreement, Nuance will issue to the stockholders of Vocada approximately $24,000,000 in shares of Nuance common stock on the date of the consummation of the Vocada Merger, subject to certain reductions set forth in the Merger Agreement. Nuance may issue additional shares in accordance with the terms of the Merger Agreement based on the acquired business achieving certain performance targets. The foregoing shares are expected to be issued in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended, provided by Section 4(2) thereof because the issuance will not involve any public offering. Nuance has agreed to use its commercially reasonable efforts to file a registration statement with the Securities and Exchange Commission to register the shares of the common stock that will be issued to the stockholders of Vocada within twenty-one days following the closing of the Merger.
Item 7.01. Regulation FD Disclosure.
On October 18, 2007, Nuance issued a press release announcing that it had entered into the Merger Agreement, a copy of which is attached hereto as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits
2.1	Agreement and Plan of Merger by and among Nuance Communications, Inc., Vineyard Acquisition Corporation, Vineyard Acquisition LLC, Vocada, Inc., U.S. Bank National Association, as Escrow Agent, and John Purtell, as Stockholder Representative, dated as of October 16, 2007.

99.1	Press Release dated October 18, 2007 by Nuance Communications, Inc. announcing signing of the Merger.*

*	This exhibit is “furnished” as part of this Current Report on Form 8-K and not “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liabilities of that section and may only be incorporated by reference in another filing under the Securities Exchange Act of 1934 or the Securities Act of 1933 if, and to the extent, such subsequent filing specifically references this exhibit.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUANCE COMMUNICATIONS, INC.

Date: October 22, 2007	By:	/s/ James R. Arnold, Jr.

James R. Arnold, Jr.
Chief Financial Officer